Exhibit 99.1
DEARBORN BANCORP, INC. REPORTS NON-COMPLIANCE WITH NASDAQ
DEARBORN, Michigan, August 19, 2011 — Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Fidelity Bank (“Bank”), today announced that it received a letter from The Nasdaq Stock Market (“Nasdaq”) on August 18, 2011, notifying the Company that it is currently not in compliance with the Nasdaq Marketplace Rule 5250(c)(1) because it had not filed its Form 10-Q for the period ended June 30, 2011 in a timely manner. Under Nasdaq rules, the Company has 60 calendar days, or until October 17, 2011, to submit a plan to regain compliance, and if accepted, Nasdaq can grant the Company an exception of up to 180 calendar days from the Form 10-Q filing due date, or until February 18, 2011, to regain compliance. The Company anticipates that it will file its plan to regain compliance within the 60 calendar day period.
The Federal Deposit Insurance Corporation (the “FDIC”) is currently performing its annual examination of Fidelity Bank, the wholly-owned subsidiary of the Company. On August 16, 2011, the Company determined that until the FDIC has completed its examination and the Company has fully assessed the impact of the information provided by the FDIC and engaged in additional discussions with its regulators, it cannot reasonably determine or estimate its financial results or finalize its Quarterly Report on Form 10-Q for the three months ended June 30, 2011. As such, the financial information for the period ended June 30, 2011 contained in the Company’s Press Release dated July 19, 2011 should not be relied upon.
Dearborn Bancorp, Inc. is a registered bank holding company. Its sole banking subsidiary is Fidelity Bank. The Bank operates 15 offices in Wayne, Oakland, Macomb and Washtenaw counties in the State of Michigan. Its common shares trade on the Nasdaq Global Market under the symbol DEAR.
CONTACT: Michael J. Ross, President & CEO, at (313) 565-5700 or Jeffrey L. Karafa, CFO, at (313) 381-3200.

Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what is expressed in forward-looking statements. Dearborn Bancorp undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise. Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; actions by bank regulators; availability of capital; changes in local real estate values; changes in the national and local economy; and other factors, including risk factors disclosed from time to time in filings made by Dearborn Bancorp with the Securities and Exchange Commission. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.